                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                UTI ENERGY CORP.

                                    * * * * *

         The present name of the corporation is UTI ENERGY CORP. The corporation was incorporated under the name of Butcher & Singer Financial Services, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 8, 1977. This Restated Certificate of Incorporation of the corporation restates and integrates but does not further amend the provisions of the corporation's Certificate of Incorporation as heretofore amended and supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted by the Board of directors of the corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware and hereby restates and integrates the provisions of the corporation's Certificate of Incorporation, as heretofore amended and restated, to read in its entirety as follows:

                                    ARTICLE I

         The name of the Corporation is UTI Energy Corp.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System.

                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         The total number of shares of Common Stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000), par value $0.001 per share.

         The total number of shares of Preferred Stock which the Corporation shall have authority to issue is Five Million (5,000,000), $0.01 par value. The voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions shall be determined from time to time by the Board of Directors.

         Pursuant to authority conferred by this Article IV upon the board of directors of the Corporation, the board of directors created a series of 50,000 shares of preferred stock designated Series I Preferred Stock by filing a Certificate of Designation of the Corporation with the Secretary of State of the State of Delaware (the "Secretary of State") on March 10, 1999, and the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's Series I Preferred Stock are set forth as Appendix A hereto and are incorporated herein by reference.

                                    ARTICLE V

         The Corporation is to have perpetual existence.

                                   ARTICLE VI

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

                                   ARTICLE VII

         Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

                                  ARTICLE VIII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                    ARTICLE X

         Commencing with the directors elected at the Annual Meeting of Shareholders of the Corporation to be held during 1994, the Board of Directors shall be divided into three classes, as nearly equal in number as possible. Provided that seven directors are to be elected at the Annual Meeting of Shareholders of the Corporation to be held during 1994, there shall be elected at such meeting two Class I directors, each to serve until the 1995 Annual Meeting of Shareholders or his or her earlier death, resignation or removal, two Class II directors, each to serve until the 1996 Annual Meeting of Shareholders or his or her earlier death, resignation or removal, and three Class III directors, each to serve until the 1997 Annual Meeting of Shareholders or his or her earlier death, resignation or removal. Any increase in the number of directors shall be allocated, one at a time, among the classes of directors, first to Class I, second to Class II, and third to Class III. The initial classification of directors to be made pursuant to this Article shall be made by the Board of Directors, except that the director to be elected by the holders of the outstanding Class A Common Stock of the Corporation, if any, shall serve as a Class I director. At the Annual Meeting of Shareholders to be held during 1995 and at the Annual Meeting to be held in each year thereafter, the shareholders of the Corporation shall elect directors to serve as directors of the Class whose term is then expiring, and each director so elected shall serve until the third succeeding Annual Meeting of Shareholders following his election, or his earlier death, resignation or removal.

         Neither any director of the Corporation, nor the entire Board of Directors of the Corporation may be removed from office, except for cause.

         This Article X may not be amended, rescinded or revoked, except upon the affirmative vote of the holders of at least 662/3% of the outstanding shares entitled to vote thereon.

DATED:   July 25, 2000



                                                    ----------------------------
                                                             President

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                                                                      APPENDIX A


                       CERTIFICATE OF DESIGNATION, POWERS,
                             PREFERENCES AND RIGHTS

                                       of

                            SERIES I PREFERRED STOCK

                                       of

                                UTI ENERGY CORP.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


                  The undersigned, John E. Vollmer, the Chief Financial Officer and Corporate Secretary of UTI Energy Corp., a Delaware corporation (the "Company"), hereby certifies that pursuant to authority granted to and vested in the Board of Directors of the Company by the provisions of the Restated Certificate of Incorporation of the Company, the Board of Directors of the Company has duly adopted the following resolutions creating a series of Preferred Stock designated as the Series I Preferred Stock:

                  "RESOLVED, that pursuant to Article Fourth of the Restated Certificate of Incorporation, as amended, of UTI Energy Corp., a Delaware corporation (the "Corporation"), which (a) authorizes the Corporation to issue 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), none of which are issued and outstanding at the date hereof, and (b) expressly vests in the Board of Directors of the Corporation (the "Board"), subject to the limitations prescribed by law and the provisions of said Article Fourth, the authority to provide by resolution or resolutions for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the General Corporation Law of the State of Delaware, to establish from time to time the number of shares to be included in each of such series and to fix the designation, powers, preferences and rights of the shares of each of such series, or of particular holders thereof, the Board hereby fixes the powers, preferences and rights of the shares of a series of Preferred Stock and the qualifications, limitations and restrictions thereof, as follows:

                  Section 1. Designation and Amount. The shares of such series shall be designated "Series I Preferred Stock", and the number of shares constituting the Series I Preferred Stock shall initially be 50,000. The number of shares of Series I Preferred Stock may be increased or decreased from time to time by resolution of the Board, provided that no such decrease shall reduce the number of shares of Series I Preferred Stock to less than the sum of (a) the number of shares of Series I

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Preferred Stock then outstanding, (b) the number of shares of Series I Preferred
Stock that the Corporation is obligated to issue upon the exercise of then outstanding rights, options or warrants and (c) the number of shares of Series I Preferred Stock that the Corporation is obligated to issue upon the conversion of then outstanding convertible securities.

                  Section 2.  Dividends and Distributions.

                  (a) Subject to the rights of holders of shares of any series of Preferred Stock that ranks prior to the Series I Preferred Stock with respect to dividends, the holders of shares of Series I Preferred Stock, in preference to the rights of holders of shares of Common Stock, par value $.001 per share ("Common Stock"), of the Corporation with respect to dividends, and in preference to the rights of holders of shares of any series of Preferred Stock that ranks junior to the Series I Preferred Stock with respect to dividends, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for that purpose, quarterly dividends, which shall be payable in cash except as hereinafter provided, on the first day of January, April, July and October in each year during which a share or fraction of a share of Series I Preferred Stock is outstanding (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series I Preferred Stock, each such dividend to be in an amount per share (rounded to the nearest cent) equal to:
                  (i) subject to the provision for adjustment set forth in the next succeeding sentence,

                           (A) 1,000 times the aggregate per share amount of all
                  cash dividends declared on the Common Stock after the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, after the first issuance of any share or fraction of a share of Series I Preferred Stock, plus

                           (B) 1,000 times the aggregate per share amount, which
                  shall be payable in kind, of all non-cash dividends or other distributions (other than (x) a dividend on the Common Stock that is payable in shares of Common Stock or (y) a distribution solely on account of a reclassification of, or other split-up, division or combination of shares of, Common Stock) declared on the Common Stock after the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, after the first issuance of any share or fraction of a share of Series I Preferred Stock; or

                  (ii) if no dividend or other distribution (other than (x) a dividend on the Common Stock that is payable in shares of Common Stock or (y) a distribution solely on account of a reclassification of, or other split-up, division or combination of shares of, Common Stock) shall have been declared on the Common Stock after the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, after the first issuance of any share or fraction of a share of Series I Preferred Stock, $.01.

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In the event that the Corporation shall at any time after February 26, 1999, (1)
declare a dividend on the Common Stock that is payable in shares of Common
Stock, (2) reclassify the Common Stock or (3) otherwise effect a split-up, division or combination of shares of Common Stock, then in each such case the amount per share to which holders of shares of Series I Preferred Stock were entitled immediately prior to such event under Section 2(a)(i) shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

         (b) Immediately after the Board declares a dividend or other distribution on the Common Stock (other than (x) a dividend on the Common Stock that is payable in shares of Common Stock or (y) a distribution solely on account of a reclassification of, or other split-up, division or combination of shares of, Common Stock), if any share or fraction of a share of Series I Preferred Stock is then outstanding, the Board shall declare a dividend on the Series I Preferred Stock, which shall be payable at the time and in the amount provided in Section 2(a). If (i) any share or fraction of a share of Series I Preferred stock is then outstanding, (ii) no dividend or other distribution (other than (x) a dividend on the Common Stock that is payable in shares of Common Stock or (y) a distribution solely on account of a reclassification of, or other split-up, division or combination of shares of, Common Stock) shall have been declared on the Common Stock during the period between the immediately preceding Quarterly Dividend Payment Date and the next succeeding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, between the date of the first issuance of any share or fraction of a share of Series I Preferred Stock and such first Quarterly Dividend Payment Date, and
(iii) there are funds legally available for the payment of a dividend on the Series I Preferred Stock, the Board shall, at any time prior to such next succeeding Quarterly Dividend Payment Date or such first Quarterly Dividend Payment Date, as the case may be, declare a dividend of $1.00 per share on the Series I Preferred Stock, which shall be payable on such next succeeding Quarterly Dividend Payment Date or such first Quarterly Dividend Payment Date, as the case may be.

         (c) Dividends on shares of Series I Preferred Stock shall begin to accrue and be cumulative from the Quarterly Dividend Payment Date that immediately precedes the date of issuance of such shares unless (i) the date of issuance of such shares is prior to the record date for the determination of holders of shares of Series I Preferred Stock entitled to receive a dividend on the first Quarterly Dividend Payment Date, in which event dividends on such shares shall begin to accrue and be cumulative from the date of issuance of such shares, (ii) the date of issuance of such shares is a Quarterly Dividend Payment Date, in which event dividends on such shares shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date, or (iii) the date of issuance of such shares is a date after the record date for the determination of holders of shares of Series I Preferred Stock entitled to receive a dividend on the Quarterly Dividend Payment Date that next succeeds the date of issuance of such shares, in which event dividends on such shares shall begin to accrue and be cumulative from such next succeeding Quarterly Dividend Payment Date. Accrued but unpaid dividends on shares of Series I Preferred Stock shall not bear interest. If a dividend is declared on the Series I Preferred Stock and the total amount of that dividend is less than the total amount of all dividends accrued and payable on all shares of Series I Preferred Stock at the time of payment of that dividend, then the portion of the total amount of that dividend to be allocated to each of such shares shall be determined by multiplying the total amount of that dividend by a fraction, the numerator of which shall be the total amount of all dividends accrued and payable on that share at that time and the denominator of which shall be the total amount of all dividends accrued and payable on all such shares at that time. The Board may fix a record date for the determination of holders of shares of Series I Preferred Stock entitled to receive a dividend or other distribution on the Series I Preferred Stock, which record date shall be no more than 30 days prior to the date fixed for the payment of that dividend or other distribution.

         (d) If at any time (i) any holder of shares of Series I Preferred Stock would have been entitled under the foregoing provisions of this Section 2 to have received by that time a dividend on such shares, assuming that such dividend had been declared, out of funds legally available for that purpose, at the time and in the amount provided in the foregoing provisions of this Section 2, and (ii) such dividend or any part thereof has not been paid to such holder, then such dividend or part thereof shall be considered accrued and payable at that time.

         Section 3.    Voting.

         (a) Subject to the provision for adjustment set forth in the next succeeding sentence, each share of Series I Preferred Stock shall, except as otherwise provided by law, entitle the holder thereof to 1,000 votes on each matter that is submitted to a vote of stockholders of the Corporation. In the event that the Corporation shall at any time after February 26, 1999, (i) declare a dividend on the Common Stock that is payable in shares of Common Stock, (ii) reclassify the Common Stock or (iii) otherwise effect a split-up, division or combination of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series I Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

         (b) Except as otherwise provided by law or in the Restated Certificate of Incorporation of the Corporation or the resolution or resolutions of the Board providing for the issuance of shares of Preferred Stock (including but not limited to these resolutions):

                  (i) the holders of shares of Series I Preferred Stock, the holders of shares of Common Stock and the holders of shares of any other class or series of capital stock of the Corporation having general voting rights shall vote together as a single class on each matter that is submitted to a vote of stockholders of the Corporation, and

                  (ii) the holders of shares of Series I Preferred Stock shall not have any special voting rights.

         Section 4. Certain Restrictions. Unless and until all dividends at the time accrued and payable on all shares of Series I Preferred Stock have been paid in full, the Corporation shall not:

                  (a) declare or pay any dividend, or make any other distribution, on any class or series of capital stock of the Corporation that ranks junior, either with respect to dividends or upon liquidation, dissolution or winding up, to the Series I Preferred Stock (any such class or series being referred to herein as "Junior Stock");

                  (b) declare or pay any dividend, or make any other distribution, on any class or series of capital stock of the Corporation that ranks in parity, either with respect to dividends or upon liquidation, dissolution or winding up, with the Series I Preferred Stock (any such class or series being referred to herein as "Parity Stock"), except dividends that are paid ratably on all shares of Series I Preferred Stock on which dividends are at the time accrued and payable and all shares of Parity Stock on which dividends are at the time accrued and payable in proportion to the total amounts of dividends at the time accrued and payable on all such shares;

                  (c) redeem, purchase or otherwise acquire for consideration any shares of Junior Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of Junior Stock in exchange for shares of other Junior Stock; or

                  (d) redeem, purchase or otherwise acquire for consideration any shares of Series I Preferred Stock or any shares of Parity Stock, except in accordance with an offer to purchase made in writing to all holders of such shares upon terms that the Board, after considering the relative rights and preferences of the respective series and classes of such shares, considers in good faith will result in fair and equitable treatment among the holders of such shares.

                  Section 5. Reacquired Shares. Any shares of Series I Preferred Stock that are purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. Upon their cancellation, all of such shares shall become authorized but unissued shares of Preferred Stock and thereafter may be issued as part of another series of Preferred Stock, subject to the rights of holders (if any) of shares of Series I Preferred Stock set forth in these resolutions.

                  Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation:

                  (a) no distribution shall be made to the holders of shares of Junior Stock unless, prior to such distribution, the Corporation shall have paid to each holder of shares of Series I Preferred Stock the sum of (i) $100 per share of Series I Preferred Stock held by such holder (such amount per share being referred to herein as the "Preference Amount") plus (ii) the total amount of all dividends at the time accrued and payable on all shares of Series I Preferred Stock held by such holder;

                  (b) no distribution shall be made to the holders of shares of Parity Stock, except distributions that are made ratably on both all shares of Series I Preferred Stock and all shares of Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up; and

                  (c) each holder of shares of Series I Preferred Stock shall be entitled to receive the sum of (i) the total amount of all dividends at the time accrued and payable on all shares of Series I Preferred Stock held by such holder plus (ii) an aggregate amount per share (such amount per share being referred to herein as the "Distributable Amount"), inclusive of the Preference Amount but subject to the provision for adjustment set forth in the next succeeding sentence, of Series I Preferred Stock held by such holder that is equal to 1,000 times the aggregate per share amount to be distributed to holders of shares of Common Stock upon such liquidation, dissolution or winding up.

In the event that the Corporation shall at any time after February 26, 1999, (1) declare a dividend on the Common Stock that is payable in shares of Common Stock, (2) reclassify the Common Stock or (3) otherwise effect a split-up, division or combination of shares of Common Stock, then in each such case the Distributable Amount to which a holder of shares of Series I Preferred Stock was entitled immediately prior to such event shall be adjusted by multiplying such Distributable Amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, share exchange or other transaction in which all outstanding shares of Common Stock are exchanged for or changed into other securities, cash, other property or any combination thereof, then each outstanding share of Series I Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment set forth in the next succeeding sentence, equal to 1,000 times the aggregate amount of securities, cash and other property for which each outstanding share of Common Stock is exchanged or into which each outstanding share of Common Stock is changed. In the event that the Corporation shall at any time after February 26, 1999, (1) declare a dividend on the Common Stock that is payable in shares of Common Stock, (2) reclassify the Common Stock or (3) otherwise effect a split-up, division or combination of shares of Common Stock, then in each such case the amount per share for which Series I Preferred Stock would be exchanged, or into the amount which Series I Preferred Stock would be changed, immediately prior to such event under the immediately preceding sentence of this Section 7, shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. Redemption. The shares of Series I Preferred Stock shall not be redeemable.

         Section 9. Ranking. The Series I Preferred Stock shall rank junior to each other series of Preferred Stock, both with respect to dividends and upon liquidation, dissolution or winding up, unless the certificate of designation, powers, preferences and rights of such other series of Preferred Stock shall provide otherwise.

         Section 10. Amendment. If any share or fraction of a share of Series I Preferred Stock is outstanding, neither the Restated Certificate of Incorporation of the Corporation nor the resolution or resolutions of the Board providing for the issuance of shares of Preferred Stock (including but not limited to these resolutions) shall be amended in any manner that would materially alter or change the powers, preferences or rights of holders of shares of Series I Preferred Stock so as to affect such holders adversely unless that amendment shall have received the affirmative vote of the holders of a majority of the outstanding shares of Series I Preferred Stock voting separately as a class. Notwithstanding the foregoing provisions of this Section 10, whether or not a share or a fraction of a share of Series I Preferred Stock is outstanding, (a) the Board may from time to time provide by resolution or resolutions for the issuance of shares of Preferred Stock of one or more series that rank prior to the Series I Preferred Stock, either with respect to dividends or upon liquidation, dissolution or winding up, or both with respect to dividends and upon liquidation, dissolution or winding up, and (b) no vote or consent of any holder of shares of Series I Preferred Stock shall be required either as a condition to the adoption of such resolution or resolutions or as a condition to the issuance of such shares of Preferred Stock.

         Section 11. Fractional Shares. Series I Preferred Stock may be issued in fractions of a share. Each holder of a fraction of a share of Series I Preferred Stock shall be entitled to exercise voting rights, to receive dividends and other distributions, and to have all other rights of the holders of whole shares of Series I Preferred Stock in proportion to the fraction of a share of Series I Preferred Stock held by that holder.

         RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them hereby is, authorized to execute a Certificate of Designation, Powers, Preferences and Rights of Series I Preferred Stock of the Corporation pursuant to Section 151 of the General Corporation Law of the State of Delaware and to take all appropriate action to cause that Certificate to be filed, recorded and become effective in accordance with Section 103 of the General Corporation Law of the State of Delaware."

         IN WITNESS WHEREOF, this Certificate has been executed effective the 26th day of February, 1999.


                                             /s/ John E. Vollmer
                                             -----------------------------------
                                             John E. Vollmer
                                             Chief Financial Officer and
                                             Corporate Secretary